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                                                                   EXHIBIT 10.45


                           STANDBY PURCHASE AGREEMENT


                 THIS STANDBY PURCHASE AGREEMENT (this "Agreement"), dated as
of             1998, is made by and between Iridium Operating LLC, a Delaware limited liability company ("Iridium"), and Kyocera Corporation, a corporation ("Kyocera").

                 In order to stimulate the manufacture and distribution of hand-held phones (each, a "Handset") and belt-worn pagers (each, a "Pager") to be used in the IRIDIUM System (Handsets and Pagers are collectively referred to herein as "Products"), Iridium and Kyocera have agreed as follows:

                 1. Product Purchases. Subject to Section 3 of this Agreement, within 60 days after receipt of a Purchase Notice, Iridium agrees to
purchase from Kyocera (I) the number of Handsets equal to (x)               ,
minus (y) the aggregate amount of Handsets Paid For by Gateway Operators and Service Providers (in each case within the meaning of the Iridium LLC Limited Liability Company Agreement) as specified in the Purchase Notice, at a purchase
price per Handset of $             , and (II) the number of Pagers equal to
(x) ,minus(y) the aggregate amount of Pagers Paid For by Gateway Operators and Service Providers (in each case within the meaning of the Iridium LLC Limited Liability Company Agreement) as specified in the Purchase Notice, at a
purchase price per Pager of $                   .  In this Agreement, Products
will be deemed "Paid For" if (i) payment for such Product has been made by or on behalf of the relevant Gateway Operator or Service Provider pursuant to the terms of the purchase order applicable to such Product, or (ii) such Product has been shipped pursuant to a trade letter of credit. As used in this Agreement, the term "Purchase Notice" shall mean a written notice dated on January 1, 1999 or the first business day thereafter, which is sent by Kyocera and received by Iridium, in which the aggregate number of Handsets Paid For by Gateway Operators and Service Providers and the aggregate number of Pagers Paid For by Gateway Operators and Service Providers, all as of the date of such Purchase Notice, shall be specified.

                 2. Delivery Obligations. Upon the purchase of Products by Iridium pursuant to Section 1 hereof, Kyocera shall promptly deliver to Iridium or its designee the Products so purchased; provided, however, that if any Product has been shipped by Kyocera to a Gateway Operator or Service Provider and such Product has not been Paid For, then Kyocera may fulfill its delivery obligations pursuant to this Section 2 with respect to such Product by assigning to Iridium all of Kyocera's rights against the relevant Gateway Operator or Service Provider with respect to such Product pursuant to the purchase order and other documents with respect to such Product. If after the date of the Purchase Notice Kyocera receives any payment with respect to a Product covered in the proviso to the preceding sentence or any return thereof, Kyocera shall immediately pay
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over to Iridium such payment or shall deliver to Iridium or its designee such returned Product.

                 3. Limitation on Purchases. The parties acknowledge that purchases of Products by Gateway Operators and Service Providers will be made pursuant to written purchase agreements between Kyocera and such Gateway Operators and Service Providers (such agreements, the "Purchase Agreements"). To the extent that any Gateway Operator or Service Provider is entitled pursuant to any Purchase Agreement to reduce the number of Products it is obligated to take delivery of on or prior to December 31, 1998 thereunder for any reason, including but not limited to poor manufacture and delivery delay, and such Gateway Operator or Service Provider makes such reduction (a "Reduction"), Iridium shall be entitled to reduce the number of Products specified in clauses (I)(x) and (II)(x) of Section 1 of this Agreement by the amount of any such Reduction.

                 4. Other Terms of Purchase. All terms of any purchase of Products by Iridium pursuant to this Agreement, other than purchase price, payment and delivery terms, shall be as set forth in the attached form of purchase order.

                 5.       Termination.   This Agreement shall terminate on the
date that an aggregate of              Handsets and      Pagers shall have been
Paid For by any of the Gateway Operators, Service Providers, Iridium, or any combination thereof.

                 6. Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given (i) when delivered, if personally delivered, (ii) when receipt is electronically confirmed, if faxed (with hard copy to follow via first class mail, postage prepaid) or (iii) one day after deposit with a reputable overnight courier, in each case addressed to the intended recipient as set forth below:

                 If to Iridium:

                 Iridium Operating LLC
                 1575 Eye Street, NW
                 Washington, D.C.  20005
                 Attention: [Vice President and Chief Financial Officer] Telecopy #: (202) 408-3801




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                 If to Kyocera:

                 Kyocera Corporation
                 [address]
                 Attention: _____________
                 Telecopy #: ____________

                 7. Governing Law. This Agreement shall be governed by the laws of the State of New York.

                 8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instruments.

                 IN WITNESS WHEREOF, the parties have hereunto signed their names in the space provided below as of the date first above written.

                                        KYOCERA CORPORATION



                                        By:      _________________________
                                        Name:
                                        Title:



                                        IRIDIUM OPERATING LLC



                                        By:      _________________________
                                        Name:
                                        Title:





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